                                                                   EXHIBIT 10.31

                             SHAREHOLDER AGREEMENT

This Shareholder Agreement ("Agreement") is entered into as of the Effective Date (as defined below) by Liquid Audio, Inc., a California corporation with its principal place of business at 810 Winslow Street, Redwood City, California 94063, U.S.A. ("Liquid Audio"), Super Stage, Inc., a Japanese corporation with its principal place of business at Sunfelista Meguro Building, 9th Floor, 27-1, Kami-Osaki 2-Chome, Shinagawa-ku, Tokyo 141-0021, Japan ("Super Stage"), Liquid Audio Japan, Inc., a Japanese corporation with its principal place of business at Sunfelista Meguro Building, 9th Floor, 27-1, Kami-Osaki 2-Chome, Shinagawa-ku, Tokyo 141-0021, Japan ("LAJ"), ITOCHU Corporation, a Japanese corporation with its principal place of business at 5-1, Kita-Aoyama 2-Chome, Minato-ku, Tokyo 107-8077, Japan ("ITOCHU"), and Hikari Tsushin, Inc., a Japanese corporation with its principal place of business at Ohtemachi Nomura Building, 22th Floor, 1-1, Ohtemachi 2-Chome, Chiyoda-ku, Tokyo 100-0004, Japan ("Hikari"). The Parties agree as follows:

1.   DEFINITIONS
     -----------

     For the purpose of this Agreement, the following definitions shall apply:

     1.1 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, the Person specified.

     1.2 "Articles" means the Japanese language version of the Articles of Incorporation of LAJ attached in the English language as Exhibit A, and includes any amendments.

     1.3  "Board" means the board of directors of LAJ.

     1.4 "Change in Control" with respect to a Party means (i) a merger of that Party with or into another Person, or a sale of all or substantially all of a Party's assets to another Person, if as a result of the merger or asset sale the holders of a majority of the Party's voting securities before the transaction hold less than a majority of the voting securities of the surviving entity (or its parent), or (ii) the acquisition by a Person or a group acting in concert of a majority of a Party's voting securities.

     1.5  "Code" means the Commercial Code of Japan of 1899, as amended.

     1.6 "Effective Date" means March 31, 1999, the date on which Liquid Audio, Super Stage, LAJ and the Investors have executed this Agreement.

     1.7 "Holder" means Liquid Audio, Super Stage or each Investor, as applicable. "Holders" shall mean Liquid Audio, Super Stage and the Investors.

     1.8 "Investor" means ITOCHU, or Hikari as applicable. "Investors" shall mean ITOCHU and Hikari.

     1.9 "Party" shall mean Liquid Audio, Super Stage, each Investor or LAJ, as applicable. "Parties" shall mean Liquid Audio, Super Stage, the Investors and LAJ.

     1.10 "Person" shall mean a natural individual, partnership, firm, company, corporation, and any other form of business association.

     1.11 "Reseller Agreement" shall mean the Software Reseller Agreement entered into by Liquid Audio and LAJ in the form attached hereto as Exhibit B.

     1.12 "Shares" shall mean shares of common stock of LAJ with a par value of Yen 50,000 per share.

     1.13  "Warrant Bonds" shall have the meaning assigned to such term in
Section 4.2(g).

     1.14  "Yen" shall mean Japanese Yen.

2.   PURCHASE OF SHARES BY LIQUID AUDIO
     ----------------------------------

     2.1  Incorporation Documentation. Super Stage shall deliver to Liquid Audio
          ---------------------------
a complete and accurate English translation of (i) the Articles and (ii) the commercial registration of LAJ as of a recent date.

     2.2  Initial Purchase by Liquid Audio. On the Effective Date, Liquid Audio
          --------------------------------
shall purchase from Super Stage [*] Shares at a purchase price of Yen [*] per Share for an aggregate purchase price of Yen [*] in accordance with the terms of a Share Sale and Purchase and Option Agreement to be entered separately by Liquid Audio and Super Stage (the "Share Purchase and Option Agreement").

     2.3  Liquid Audio Option. Liquid Audio will be granted an option,
          -------------------
exercisable at any time before December 31, 2003 by written notice to Super Stage, whether in one exercise or a series of exercises, to purchase any number of additional Shares from Super Stage as long as Liquid Audio's percentage of the outstanding capital stock of LAJ, on a fully diluted basis, immediately after the exercise of such option is not more than [*] (the "Option"). If Liquid Audio does not fully exercise its preemptive rights to purchase all of the additional Shares to which it is entitled at the time of any particular offering of additional Shares to Holders in accordance with Section 2.4, then the total number of additional Shares issued to Holders as a result of such particular offering will not be included in the outstanding capital stock of LAJ for purposes of calculating the number of Shares subject to the Option (unless all Holders waive their preemptive rights, in which case the additional Shares will be included). In no event will the Option be for less than 600 Shares. The terms of the option, including the price for purchase of Shares thereunder, are set forth in the Share Purchase and Option Agreement.

     2.4  Preemptive Rights. Except for the Shares subscribed under Sections 2.2
          -----------------
and 2.3 and the Shares issuable pursuant to the Warrant Bonds, Liquid Audio, Super Stage and each Investor shall have preemptive rights pursuant to Section 280-5-2 of the Code to subscribe for any Shares to be newly issued by LAJ so that Liquid Audio, Super Stage and each Investor will retain their respective percentages of the Shares immediately prior to such new issuance. If necessary for the purpose of this Section 2.4, the Holders agree to vote their Shares, and shall cause their Board nominees to vote, in favor of an increase in capital or the number of authorized Shares.

     2.5  Loan to Liquid Audio. Upon the initial purchase of Shares by Liquid
          --------------------
Audio from Super Stage pursuant to Section 2.2, Super Stage shall promptly loan

      * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

to Liquid Audio the purchase price for such Shares in accordance with the terms of a loan agreement to be entered separately by Liquid Audio and Super Stage (the "Loan Agreement"). Upon each subsequent purchase of or subscription for Shares by Liquid Audio hereunder or in accordance with the Share Purchase and Option Agreement, Super Stage shall promptly loan to Liquid Audio the purchase price for such Shares in accordance with the terms of a separate loan agreement (the "Subsequent Loan Agreement"). The terms of any Subsequent Loan Agreement will be the same as those of the Loan Agreement, except for the amount of the loan. The interest rate in any Subsequent Loan Agreement will be negotiated in good faith by the parties at that time.

3.   MANAGEMENT OF LAJ
     -----------------

     3.1  Board of Directors.
          ------------------

          (a) Director Positions. The Board shall initially have [*] authorized
              ------------------
positions. Liquid Audio shall have the right to nominate [*] members to the Board, and Super Stage shall have the right to nominate [*] members to the Board. The remaining member shall be nominated by mutual agreement of Liquid Audio and Super Stage. Each Holder shall have the right to request removal of any director which such Holder is solely entitled to nominate at any time effective upon notice to LAJ, the director to be removed and to the other Holders. Each Holder shall vote all of its Shares so as to elect the other Holders' nominees, remove directors for whom removal has been requested, and maintain the Board constituency described in this Section 3.1. Any vacancy on the Board shall be filled pursuant to the nomination procedure described in this
Section 3.1.

          (b) Compensation and Expenses. LAJ shall reimburse reasonable travel
              -------------------------
costs of any director attending a Board meeting. Directors of LAJ shall be entitled to compensation in accordance with the Code.

     3.2  Quorum of the Board; Approval by Board. Without limiting the Articles,
          --------------------------------------
a quorum of the Board shall be deemed present at any duly noticed Board meeting if a majority of the directors are present. A director may be present at a Board meeting physically or by video conference (to the extent permitted by the guidelines issued by the Ministry of Justice of Japan) under the current version of the Code, and present by telephone or otherwise to the maximum extent as may be permitted in the future by the Code. Without limiting the Articles and subject to Section 3.3, any action or determination by the Board shall require the affirmative vote of a majority of the Board members present at the meeting. The meetings of the Board shall be held at least quarterly at times and places to be determined by the Board.

     3.3  Decisions by the Board. So long as Liquid Audio (or its Affiliates)
          ----------------------
and Super Stage (or its Affiliates) are shareholders of LAJ, the following actions set forth in this Section 3.3 shall require the affirmative vote of [*] of the Board members present at a duly convened meeting of the Board in addition to any shareholder action required under the Code or the Articles:

          (a) Making any basic change in the general nature or scope of business of LAJ, which shall initially be only the resale or distribution of software products of Liquid Audio and related services;

      * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (b) Amending the Articles of LAJ, including, without limitation, any increase or decrease in the number of authorized shares of LAJ, any change in the rights, preferences or privileges of the Shares and any increase or decrease in the authorized number of directors on the Board;

          (c)  Removing the director nominated by Liquid Audio;

          (d)  Dissolving or liquidating LAJ;

          (e) Issuing any security of LAJ, whether Shares, securities convertible into Shares or debt securities, other than the issuance of any Shares in connection with the Warrant Bonds specified in Section 4.2 (g);

          (f) Merging or consolidating LAJ with another Person, or selling, leasing, pledging, mortgaging, encumbering or otherwise disposing by all or substantially all of the assets of LAJ, whether in one transaction or a series of transactions;

          (g) Establishing a business relationship with any direct competitor of Liquid Audio;

          (h)  Investing in any other Person;

          (i) Entering into any agreement or material transaction with any director or shareholder of LAJ or an Affiliate of such director or shareholder (except this Agreement and the Reseller Agreement);

          (j) Entering into operational activities (other than resale or distribution of software products of Liquid Audio and related services), partnering with any Person with respect to the same (except as contemplated in this Agreement or the Reseller Agreement), or receiving revenues from transactions that are enabled by software products of Liquid Audio;

          (k)  Amending the business plan of LAJ;

          (l) Entering into any material transaction not in the ordinary course of business;

          (m)  Terminating the Reseller Agreement;

          (n)  Selling or transferring any Shares;

          (o)  Authorizing directors' compensation; and

          (p)  Declaring dividends.

          The Parties agree to amend the Articles promptly after the Effective Date to reflect each of the requirements set forth in this Section 3.3.

     3.4  Board and Shareholder Meetings. All Board and shareholder meetings
          ------------------------------
shall be conducted in the Japanese language, with simultaneous interpretation into the English language, by an interpreter of Liquid Audio's choice at LAJ's expense. The minutes of any such meeting will be prepared in both the Japanese and

English languages, and compared for accuracy by the interpreter. In the event of a conflict in terms, the minutes prepared in the Japanese language shall control.

     3.5  Senior Officers.
          ---------------

          (a) President and Chief Executive Officer of LAJ. Super Stage shall
              --------------------------------------------
select the interim President of LAJ, who shall be the Chief Executive Officer. The interim President shall serve until the next President is elected according to the provisions of this Section 3.5(a). When the interim President is elected by the Board of LAJ, Super Stage will submit to Liquid Audio a list of candidates for the next President of LAJ. Super Stage will provide any information reasonably requested by Liquid Audio concerning each candidate, and Liquid Audio will have the opportunity to interview each candidate. The Board shall elect as the next President the candidate selected by Super Stage and approved by Liquid Audio, which approval shall not be unreasonably withheld. The President shall also be the sole representative director of LAJ.

          (b) Vice President. Liquid Audio shall select the interim Vice
              --------------
President of LAJ, who shall serve until the next Vice President is elected according to the provisions of this Section 3.5(b). When the interim Vice President is elected by the Board of LAJ, Liquid Audio will submit to Super Stage a list of candidates for the next Vice President of LAJ. Liquid Audio will provide any information reasonably requested by Super Stage concerning each candidate, and Super Stage will have the opportunity to interview each candidate. The Board shall elect as the next Vice President the candidate selected by Liquid Audio and approved by Super Stage, which approval shall not be unreasonably withheld.

          (c) Other Officers; Management Structure. The other officers of LAJ
              ------------------------------------
shall be selected by the Board.

     3.6  Statutory Auditor. Except as required by applicable law, LAJ shall
          -----------------
have one statutory auditor. Super Stage shall nominate the statutory auditor, subject to Liquid Audio's approval, which shall not be unreasonably withheld.

     3.7  Financial Statements. LAJ's financial year shall be July 1 through
          --------------------
June 30 of the following year. LAJ's auditors shall be an independent accounting firm acceptable to Super Stage and Liquid Audio. LAJ shall prepare an English translation of its annual audited financial statements in compliance with U.S. generally accepted accounting principles. LAJ shall deliver, and Super Stage shall cause LAJ to deliver, to all Holders (i) such annual audited financial statements within three (3) months after the end of each financial year and (ii) other financial and operating reports of LAJ prepared for one or more Holders.

     3.8  Employee Matters. Each employee of LAJ, and any employee of another
          ----------------
entity working for LAJ but not a regular employee of LAJ, shall sign an agreement reasonably acceptable to the Holders providing for confidentiality of information disclosed by LAJ and for ownership by LAJ of inventions or original works of authorship created by such individuals.

     3.9  Business Plan. An English translation of the five-year business plan
          -------------
for LAJ is attached as Exhibit C (the "Business Plan"). The Board shall discuss and update the Business Plan at least once a year.

4.   REPRESENTATIONS
     ---------------

     4.1  Liquid Audio. Liquid Audio represents and warrants as follows to the
          ------------
other Holders as of the date of this Agreement:

          (a) Organization and Good Standing of Liquid Audio. Liquid Audio is a
              ----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          (b) Authorization. All corporate action on the part of Liquid Audio and Liquid Audio's officers and directors necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid, legally binding and enforceable obligation of Liquid Audio.

          (c) Government and Other Consents. Except for approvals contemplated
              -----------------------------
by this Agreement, no consent, authorization, license, permit, registration or approval of any governmental or public body or authority is required in connection with Liquid Audio's execution and delivery of this Agreement or with the performance by Liquid Audio of its obligations hereunder.

          (d) Effect of Agreement. Liquid Audio's execution and delivery of this
              -------------------
Agreement, performance of its obligations hereunder and its consummation of the transactions contemplated hereby will not, (i) to its knowledge, violate any provision of any law, statute, rule or regulation to which it is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it; (iii) to its knowledge, have any effect on its compliance with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations which would materially and adversely affect it; (iv) to its knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, lease or other commitment to which it is a party and which would materially and adversely affect it; or (v) to its knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any of its assets.

          (e) Brokers, Finders. Other than Mr. Ichiro Roy Fujita, Liquid Audio
              ----------------
has not retained any person to act on its behalf, nor has any person contended that such person was so retained, to assist as its broker, finder or agent in connection with this transaction.

          (f) Disclosure. No representation or warranty by Liquid Audio
              ----------
contained in this Agreement and no writing, certificate, exhibit, list or other instrument required to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements and information contained herein or therein not misleading.

     4.2  Super Stage. Super Stage represents and warrants to the other Holders
          -----------
as follows as of the date of this Agreement:

          (a) Organization and Power of Super Stage. Super Stage is a company
              -------------------------------------
duly organized and validly existing under the laws of Japan and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          (b) Authorization. All corporate action on the part of Super Stage and
              -------------
its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid, legally binding and enforceable obligation of Super Stage.

          (c) Government and Other Consents. Except for approvals contemplated
              -----------------------------
by this Agreement, no consent, authorization, license, permit, registration or approval of governmental or public body or authority is required in connection with execution and delivery of this Agreement by Super Stage or with the performance by Super Stage of any of its respective obligations hereunder.

          (d) Effect of Agreement. Super Stage's execution and delivery of this
              -------------------
Agreement, performance of its obligations hereunder and its consummation of the transactions contemplated hereby will not, (i) to its knowledge, violate any provision of any law, statute, rule or regulation to which it is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it; (iii) to its knowledge, have any effect on its compliance with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations which would materially and adversely affect it; (iv) to its knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, lease or other commitment to which it is a party and which would materially and adversely affect it; or (v) to its knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any of its assets.

          (e) Brokers, Finders. Super Stage has not retained any person to act
              ----------------
on its behalf, nor has any person contended that such person was so retained, to assist as its broker, finder or agent in connection with this transaction.

          (f) Disclosure. No representation or warranty by Super Stage contained
              ----------
in this Agreement and no writing, certificate, exhibit, list or other instrument required to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements and information contained herein or therein not misleading.

          (g) LAJ Capitalization. As of the date hereof, the authorized capital
              ------------------
stock of LAJ consists of [*] Shares, of which [*] Shares are outstanding and registered in the names of the Holders as stated in Exhibit D. As of the date hereof, LAJ has warrant bonds outstanding for the issuance of an additional [*] Shares to Super Stage, ITOCHU and ITOCHU Finance Corporation at an issue price of Yen [*] per share (the "Warrant Bonds").

     4.3  Investor. Each Investor represents and warrants to the other Holders
          --------
as follows as of the date of this Agreement:

          (a) Organization and Power. Such Investor is a company duly organized
              ----------------------
and validly existing under the laws of Japan and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          (b) Authorization. All corporate action on the part of such Investor
              -------------
and its officers and directors necessary for the authorization, execution, delivery


     * Certain information in this Exhibit has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and performance of this Agreement has been taken. This Agreement constitutes a valid, legally binding and enforceable obligation of such Investor.

          (c) Government and Other Consents. Except for approvals contemplated
              -----------------------------
by this Agreement, no consent, authorization, license, permit, registration or approval of governmental or public body or authority is required in connection with execution and delivery of this Agreement by such Investor or with the performance by such Investor of any of its respective obligations hereunder.

          (d) Effect of Agreement. Such Investor's execution and delivery of
              -------------------
this Agreement, performance of its obligations hereunder and its consummation of the transactions contemplated hereby will not, (i) to the best of its knowledge, violate any provision of any law, statute, rule or regulation to which it is subject; (ii) violate any judgement, order, writ, injunction or decree of any court applicable to such Investor; (iii) to the best of its knowledge, have any effect on the compliance of such Investor with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations which would materially and adversely affect such Investor; (iv) to the best of its knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, lease or other commitment to which such Investor is a party and which would materially and adversely affect such Investor; or (v) to the best of its knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of such Investor.

          (e) Brokers, Finders. Such Investor has not retained any person to act
              ----------------
on its behalf, nor has any person contended that such person was so retained, to assist as its broker, finder or agent in connection with this transaction.

          (f) Disclosure. No representation or warranty by such Investor
              ----------
contained in this Agreement and no writing, certificate, exhibit, list or other instrument required to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements and information contained herein or therein not misleading.

5.   TERM AND TERMINATION.
     --------------------

     5.1  Term and Termination. This Agreement shall continue in full force and
          --------------------
effect unless and until terminated as provided herein.

          (a) Grounds for Termination. This Agreement shall be terminated:
              -----------------------

              (i)    by mutual written agreement of the Parties;

              (ii)   by a Holder in accordance with this Section 5;

              (iii)  upon the closing of a purchase of Shares provided in
Section 6 whereby Liquid Audio and its Affiliates cease to be shareholders of LAJ;

               (iv) at such time as only one Holder remains subject to this Agreement; or

               (v) otherwise by lawful exercise by a Holder of its rights under applicable laws.

The Parties' respective obligations pursuant to Sections 5, 6, 7 and 8 shall survive a termination for any reason.

     5.2  Termination Upon Bankruptcy or Insolvency of a Holder.
          -----------------------------------------------------

          (a) Notice of Bankruptcy Event. If any of the following events occurs with respect to a Holder, such Holder shall immediately notify the other Holders and LAJ of the occurrence of such event:

          (i) Such Holder becomes insolvent or unable to pay any or all of its debts as they mature or ceases to pay any or all of its debts as they mature in the ordinary course of business.

          (ii) Any application or petition is submitted, by or for such Holder, for commencement of proceedings of bankruptcy, composition or other similar proceedings under the applicable law.

     (b)  Right to Terminate. If the event is not cured within 60 days following
          ------------------
the event and Liquid Audio is the effected holder, Super Stage or an Investor shall have the right to terminate this Agreement by giving notice in writing to all other Holders and LAJ. If the event is not cured within 60 days following the event and Super Stage is the effected Holder, Liquid Audio shall have the right to terminate this Agreement by giving notice in writing to all other Holders and LAJ.

     (c)  Right to Purchase. After notice of termination described in
          -----------------
Section 5.2(b), the Holders shall make a reasonable effort to consult in good faith for 60 days concerning the disposition of their respective interests in LAJ and the future operations of LAJ. If the Holders do not sign a written agreement regarding such matters during such 60 days, then the Holder which gave notice of termination shall have the option to purchase the Shares of such bankrupt Holder pursuant to Section 5.6.

          (d) Bankruptcy of Investor. If the bankrupt Holder is an Investor and
              ----------------------
the bankrupt event is not cured within 60 days following such event, the other Holders shall have the option to purchase their pro rata share of the Shares of such bankrupt Holder pursuant to Section 5.6.

     5.3  Termination Upon Bankruptcy or Insolvency of LAJ.
          ------------------------------------------------

          (a) Right to Terminate. If any of the following events occurs with
              ------------------
respect to LAJ, any Holder shall have the right to terminate the Agreement by giving notice in writing to all other Holders:

              (i) LAJ becomes insolvent or unable to pay any or all of its debts as they mature or ceases to pay any or all of its debts as they mature in the ordinary course of business.

              (ii) Any application or petition is submitted, by or for LAJ, for commencement of proceedings of bankruptcy, composition or other similar proceedings under the applicable law.

          (b) Right to Dissolve. After notice of termination, the Holders shall
              -----------------
consult in good faith for 60 days concerning the disposition of their respective interests in LAJ and the future operations of LAJ. If the Holders do not sign a written agreement regarding such matters within such 60 days and if any application or petition is not submitted for the commencement of any proceedings described in Section 5.3(a)(ii), then each Holder shall have the option to cause dissolution of LAJ under the Code by giving written notice of dissolution to the other Holders and LAJ. Upon such notice, each Holder and LAJ shall take all actions (including voting of Shares in favor for dissolution) required to dissolve and liquidate LAJ in accordance with applicable laws and regulations.

     5.4  Termination Upon Material Breach.
          --------------------------------

          (a) Right to Terminate. If Super Stage commits a material breach of
              ------------------
this Agreement and such breach is not cured within 60 days following notice thereof to Super Stage by Liquid Audio or LAJ, Liquid Audio shall have the right to terminate this Agreement by giving notice thereof in writing to all other Holders. If Liquid Audio commits a material breach of this Agreement and such breach is not cured within 60 days following notice thereof to Liquid Audio by Super Stage or LAJ, Super Stage or an Investor shall have the right to terminate this Agreement by giving notice thereof in writing to all other Holders.

          (b) Right to Purchase. After notice of termination, the Holders shall
              -----------------
consult in good faith for 60 days concerning the disposition of their respective interests in LAJ and the future operations of LAJ. If the Holders do not resolve such matters in writing within such 60 days, the Holder that gave notice of termination shall have the option to purchase the Shares of such breaching Holder pursuant to Section 5.6. If Super Stage is the breaching Holder and Liquid Audio is the Holder which gave notice of termination, Liquid Audio shall also have the right to cause Super Stage to purchase all of the Shares then held by Liquid Audio pursuant to Section 5.6.

          (c) Material Breach by Investor. If an Investor commits a material
              ---------------------------
breach of this Agreement and such breach is not cured within 60 days following notice thereof to the breaching Investor by Super Stage, Liquid Audio or LAJ, Super Stage and Liquid Audio shall have the option to purchase their pro rata share of the Shares of such breaching Investor pursuant to Section 5.6.

          (d) Remedies Not Affected. The foregoing shall not limit the ability
              ---------------------
of any Party to seek such legal and equitable remedies (including damages not fully offset by the reduction in purchase price) related to a material breach by a Party or the failure of a Party to perform any other duty or obligation.

     5.5  Change in Control.
          -----------------

          (a) Right to Terminate. If Super Stage undergoes a Change in Control,
              ------------------
Liquid Audio shall have the right to terminate this Agreement by giving notice thereof in writing to all other Holders.

          (b) Right to Purchase. After notice of termination, the Holders shall
              -----------------
consult in good faith for 60 days concerning the disposition of their respective interests in LAJ and the future operations of LAJ. If the Holders do not resolve such matters in writing within such 60 days, Liquid Audio shall have the option to purchase the Shares of Super Stage pursuant to Section 5.6.

     5.6  Purchase Procedures.
          -------------------

          (a) The purchase price for the Shares to be sold pursuant to this Section shall be the "Fair Market Value" of such Shares.

          (b) Fair Market Value per Share under this Section 5 shall be determined as follows:

              (i) If the Shares are publicly traded on a national securities exchange or the Japanese OTC market, the value shall be deemed to be the average of the closing prices of the Shares on such exchange or market, as the case may be, over the 30-day period ending three (3) business days prior to the closing of the purchase of the Shares.

              (ii) If there is no active public market for the Shares, the value shall be the fair market value thereof as determined by a good faith negotiation between the selling Holder or Holders ("Seller") and the purchasing Holder or Holders ("Purchaser"). If such negotiation fails to determine the fair market value within 90 days after the date of the notice of termination, the fair market value shall be determined as follows:

                   (A) Seller (as a group if Seller is more than one Holder) and Purchaser (as a group if Purchaser is more than one Holder) shall each retain at its expense an appraiser expert in the industry, which appraiser shall be an international accounting firm or investment bank of good international reputation. If Seller or Purchaser does not select an appraiser within 30 days after the end of the 90-day good faith negotiation period referred to in subsection (ii) above, such Holder or Holders shall not be entitled to retain an appraiser and shall present whatever materials it has available by the deadline regarding the valuation of LAJ.

                   (B) Subject to execution of customary confidentiality agreements by the appraisers, LAJ shall provide or cause to be provided to each appraiser all material information, including any material changes in such information, reasonably necessary to value LAJ or reasonably requested by the appraisers.

                   (C) During the 30-day period after both Seller and Purchaser have selected an appraiser, or the end of the 30-day period in subsection (A) above if Seller and/or Purchaser does not select an appraiser (the "Negotiation Period"), Seller, Purchaser and their respective appraisers shall meet on at least two occasions to present their respective views on valuation and shall negotiate in good faith to reach a written agreement on the fair market value.

                   (D) If the fair market value has not been agreed to in writing by the end of the Negotiation Period, Seller and Purchaser shall each submit a final valuation proposal with a supporting analysis to the other Holder or Holders and to the "Arbitrator" within 10 days after the end of the Negotiation Period. The "Arbitrator" shall be a Person with expertise in valuing high technology companies, shall not have a material business relationship with any Party and shall be reasonably acceptable to both Seller and Purchaser.

                   (E) If Seller or Purchaser does not submit in a timely manner a final valuation proposal, then the valuation proposal of the other Holder or Holders shall be used to establish the fair market value. If the final proposals differ by less than 5%, then the average of the proposals shall be the fair market value. If the final proposals differ by 5% or more, then the Arbitrator shall choose one or the other proposal. The Arbitrator's determination shall be final and binding on both Seller and Purchase; provided, however, that the Arbitrator must select one of the final valuation proposals as submitted.

          (c) Each Holder purchasing Shares under this Section 5.6 shall pay in cash or other immediately available funds the aggregate purchase price for the Shares to be sold to such Holder upon receipt of the certificate or certificates for the Shares to be sold to such Holder.

          (d) When Holders have the right to purchase their pro rata share of another Holder's Shares pursuant to this Section 5 and not all of those Holders exercise their purchase right, the Holders exercising their purchase right shall also have the right to purchase the pro rata share of the Shares of the Holders not exercising their purchase right (the "Remaining Shares"). If more than one Holder elects to exercise its purchase right as to the Remaining Shares, each Holder who wishes to purchase the Remaining Shares shall be entitled to purchase that portion of the Remaining Shares as the total number of Shares then owned by such Holder bears to the total number of Shares then owned by all Holders who wish to purchase the Remaining Shares.

     5.7  Continuation of Business. During any period in which a Holder has the
          ------------------------
right to purchase or is purchasing the Shares of any other Holder, or in which Liquid Audio has the right to cause the other Holders to purchase its Shares, pursuant to this Section 5, until the closing of the purchase of the Shares thereunder:

          (a) LAJ shall continue its business in the ordinary course. All of the Holders shall use their best efforts to maintain and preserve the business of LAJ pending the consummation of such purchase.

          (b) The Holders shall negotiate in good faith an agreement providing that employees of such selling Holder working full time for LAJ shall be made available full time to LAJ for such period as is reasonably required up to 6 months to effect an orderly transition to a new ownership by non-selling Holders, and each Holder shall use its best efforts to make all such employees available on this basis.

6.   PERMITTED TRANSFERS; RIGHT OF FIRST REFUSAL
     -------------------------------------------

     6.1 Restrictions. Liquid Audio, Super Stage and the Investors agree to not sell or transfer in any manner any of such Holder's Shares or any right or interest therein except as provided in Section 3.3(n). Notwithstanding the immediately preceding sentence, each Holder may transfer its Shares to an Affiliate of that Holder or in connection with a merger or sale of all or substantially all of the assets of the Holder provided that: (i) prior to such transfer, such Affiliate or transferee agrees in writing to become bound by the terms and conditions of this Agreement upon transfer of such Shares; (ii) the transferring Holder notifies all of the other Holders not less than 30 days prior to any such transfer; and (iii) any such transfer shall not serve to excuse or terminate any of the obligations of the transferring Holder under this Agreement.

     6.2  Legend. The instruments representing the Shares shall bear a legend
          ------
stating that such Shares are not transferable without the Board's written approval.

7.   NONCOMPETITION
     --------------

          (a) Each of Super Stage and the Investors agrees that as long as such Holder is a shareholder of LAJ, such Holder will not engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any entity that sells, resells, or distributes any software product or service that materially competes with the sale of the Liquid Audio secure music distribution software carried by LAJ.

          (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality of unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

          (c) Each of Super Stage and the Investors acknowledges that Liquid Audio would be irreparably harmed by any breach or threatened breach of this Section and that there would be no adequate remedy at law or in damages to compensate Liquid Audio for any such breach or threatened breach. In recognition of this fact, each of Super Stage and the Investors agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Liquid Audio shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, and each of Super Stage and the Investors consents to the entry thereof.

8.   GENERAL PROVISIONS
     ------------------

     8.1  Confidentiality.
          ---------------

          (a) Each Party acknowledges and agrees that certain information it receives from one or both of the other Parties constitutes the confidential and proprietary trade secrets of the disclosing Party, and that the receiving Party's protection thereof is essential to this Agreement and a condition of the receiving Party's use and possession thereof. Each Party shall retain in strict confidence any and all such confidential information marked by the disclosing Party as confidential (collectively "Confidential Information") and use such Confidential Information only as expressly authorized herein. A Party will under no circumstances distribute or in any way disseminate Confidential Information to third parties without the prior written permission of the disclosing Party.

       (b) Notwithstanding the above, the receiving Party shall have no liability to the disclosing Party with regard to Confidential Information which:

            (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiving Party;

            (ii) was known to the receiving Party at the time of disclosure as shown by the files of the receiving Party in existence at the time of disclosure;

            (iii) is disclosed with the prior written approval of the disclosing Party;

            (iv) was independently developed by the receiving Party without any use of Confidential Information and by employees or other agents of the receiving Party who have not been exposed to such Confidential Information;

            (v) becomes known to the receiving Party from a source other than the disclosing Party without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party's rights; or

            (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving Party shall provide prompt, advanced notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure, and provided that the receiving Party's disclosure is limited to the extent expressly required by such court, administrative agency or other governmental body.

       (c) Each Party shall cause its senior management employees who will be given access to the Confidential Information of the other Parties to (i) execute a confidentially agreement in a form acceptable to the Parties and to protect such Confidential Information in accordance with such agreement, and (ii) ensure that any other employees who will be given access to such Confidential Information will comply with the confidentiality obligations hereunder.

       (d) Each Party agrees to notify the other Parties in the event of any breach of its security under conditions in which it would appear that Confidential Information was prejudiced or exposed to loss. Each Party shall, upon request of the disclosing Party, take all other reasonable steps necessary to recover any compromised Confidential Information disclosed to or placed in its possession by virtue of this Agreement. The cost of taking such steps shall be borne solely by the receiving Party.

       (e) Each Party acknowledges that any breach of any of its obligations under this Section 8.1 is likely to cause or threaten irreparable harm to the other Parties, and, accordingly, each Party agrees that in such event the disclosing Party shall be entitled to equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

       (f) Each Holder agrees that such Holder shall return, or cause to be returned, to the disclosing Party, or shall certify to the reasonable satisfaction of the disclosing Party the destruction of, Confidential Information disclosed by such disclosing Party promptly after such Holder ceases to be a shareholder of LAJ.

     8.2  Arbitration; Forum.
          -------------------

          (a) Except as otherwise provided herein, all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be resolved (i) first by good-faith, face-to-face discussions among the Chief Executive Officers (or such persons holding a position of equivalent authority) of each affected Party, which discussions shall be held in Hong Kong, or such other place as the Parties may mutually agree, within 30 days after receipt of a notice requesting such discussions, and (ii) failing resolution within 14 days of commencement of such good faith discussions, by 3 arbitrators under the Rules of Conciliation and Arbitration of the International Chamber of Commerce as then in effect ("Rules"). The arbitrators shall be chosen in accordance with the Rules within 30 days after receipt by the respondent of the demand to arbitrate, which demand may be delivered only after the conclusion of the above-mentioned good faith discussions. The place of arbitration shall be Hong Kong. The language to be used in the arbitration proceedings shall be English, provided that any party may submit testimony or documentary evidence in Japanese, and shall, on the request of any other party, furnish a translation or interpretation into English of any such testimony or documentary evidence. The arbitrators may be of any nationality. The arbitral award shall be rendered in writing and state the reasons for the award. Judgment on any award may be entered by any court of competent jurisdiction or application may be made to such a court for judicial acceptance or recognition of the award and any appropriate order including enforcement.

          (b) Notwithstanding the foregoing, each Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section, and without any abridgement of the powers of the arbitrator.

          (c) In case of arbitration, the arbitrators shall award reasonable attorneys' fees and expenses to either party in such manner and to such extent as the arbitrators deem equitable. In case of a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses from the other party.

     8.3  Governing Law. This Agreement shall be governed by the laws of Japan.
          -------------

     8.4  Publicity. Prior to issuing any reports, statements, press releases or
          ---------
other disclosures to third parties regarding this Agreement or the transactions contemplated herein, the Parties shall exchange copies of such documents and shall consult with each other regarding their content. Except as otherwise required by law, no Party shall issue any such disclosure without the prior approval of the other Parties.

     8.5  Notices and Other Communications. Every notice by each Party shall be
          --------------------------------
in writing and delivered either by personal delivery, or by express mail or any similar overnight courier service, or by registered or certified mail, postage prepaid, or by facsimile, addressed to the Party for whom such notice is intended at its address set forth above, or at such other address or facsimile number as the intended recipient previously shall have designated by written notice to the other Party. All notices delivered in person shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery. All notices delivered by Express Mail or any other similar overnight courier, or by registered or certified mail, or by facsimile shall be effective upon receipt.

     8.6  Counterparts. This Agreement may be executed in any number of English
          ------------
language counterparts or duplicate originals, and each such counterpart or duplicate original shall constitute an original instrument, but all such separate counterparts or duplicate originals shall constitute one and the same instrument.

     8.7  Written Agreement to Govern. This Agreement sets forth the entire
          ---------------------------
understanding and supersede all prior and contemporaneous agreements and discussions among the Parties relating to the subject matter contained herein and therein, and no Party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated herein or therein or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

     8.8  No Waiver of Rights. All waivers hereunder must be made in writing,
          -------------------
and failure at any time to require another Party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of such provision.

     8.9  Severability. Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such event, the Parties agree to negotiate, in good faith, a valid, legal and enforceable substitute provision which most nearly effects the Parties' intent in entering into this Agreement.

     8.10  Subject Headings. The subject headings of the Sections of this
           ----------------
Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretations of any of its provisions.

     8.11  Further Assurances. The Parties shall each perform such acts, execute
           ------------------
and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

     8.12  Expenses and Finder's Fees. The Parties shall each bear their own
           --------------------------
costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall indemnify the other against any claim for brokerage or finder's fees arising out of the transactions contemplated herein by any Person claiming to have been engaged by the indemnifying Party based upon any action or communication, or any alleged action or communication, by the indemnifying Party or any of its officers or employees.

     8.13  Relationship Between Parties. Each Party will in all matters relating
           ----------------------------
to this Agreement be and act as an independent contractor. Neither Party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity.

     8.14  Language. This Agreement is in the English language only, which
           --------
language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

     8.15  Assignment. This Agreement shall inure to benefit of, and shall be
           ----------
binding upon, the Parties and their respective successors and assigns. No Party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other Parties except as expressly set forth herein or to a Person into which it has merged or which has otherwise succeeded to all or substantially all of the assets of the assignor, and which has assumed in writing or by operation of law the assignor's obligations under this Agreement.

                                   EXHIBIT A
                          [ARTICLES OF INCORPORATION]

                                   EXHIBIT B

                             [RESELLER AGREEMENT]

                                   EXHIBIT C

                           [FIVE-YEAR BUSINESS PLAN]

                                   EXHIBIT D

HOLDERS                       NUMBER OF OUTSTANDING AND REGISTERED SHARES
Super Stage, Inc.                                                     [*]
Liquid Audio, Inc.                                                    [*]
ITOCHU Corporation                                                    [*]
ITOCHU Finance Corporation                                            [*]
Hikari Tsushin, Inc.                                                  [*]
Trans Cosmos Inc.                                                     [*]
Happinet Co., Ltd.                                                    [*]
 TOTAL                                                                [*]


     * Certain information in this Exhibit has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

LIQUID AUDIO, INC.                             SUPER STAGE, INC.

By: /s/ Robert Flynn                           By:_________________
        ------------                              Masahiro Kuroki
        Robert Flynn

Title: VP Business Development                 Title: President
       -----------------------                        ---------

Dated: ____________________                    Dated: ____________________


ITOCHU CORPORATION                             HIKARI TSUSHIN, INC.

By: /s/ Eizo Kobayashi                         By: _______________________
   -----------------------

Title: ____________________                    Title: ____________________

Dated: ____________________                    Dated: ____________________


LIQUID AUDIO JAPAN, INC.

By: ____________________

Title: __________________

Dated: __________________

LIQUID AUDIO, INC.                             SUPER STAGE, INC.

By:__________________                          By:____________________
   Robert Flynn                                  Masahiro Kuroki

Title: VP Business Development                 Title: President
       -----------------------                        ---------

Dated:_____________________                    Dated:_________________


ITOCHU CORPORATION                             HIKARI TSUSHIN, INC.

By:________________________                    By:____________________

Title:_____________________                    Title:_________________

Dated:_____________________                    Dated:_________________



LIQUID AUDIO JAPAN, INC.

By: /s/ Signature in Japanese
   --------------------------
Title:_______________________

Dated:_______________________

LIQUID AUDIO, INC.                             SUPER STAGE, INC.

By: _____________________                      By: ____________________
    Robert Flynn                                   Masahiro Kuroki

Title: VP Business Development                 Title: President
       -----------------------                        ---------

Dated:___________________                      Dated:__________________


ITOCHU CORPORATION                             HIKARI TSUSHIN, INC.

By:_______________________                     By: /s/ Masahiro Kuroki
                                                  _____________________

Title: ___________________                     Title: Director
                                                      --------

Dated:____________________                     Dated:_________________


LIQUID AUDIO JAPAN, INC.

By: ______________________

Title: ______________________

Dated: ______________________

LIQUID AUDIO, INC.  SUPER STAGE, INC.

By: _______________________                    By: /s/ Signature in Japanese
                                                   -------------------------
    Robert Flynn                               Masahiro Kuroki

Title: VP Business Development                 Title: President
       -----------------------                        ---------

Dated:_____________________                    Dated:_______________________


ITOCHU CORPORATION                             HIKARI TSUSHIN, INC.

By:______________________                      By:__________________________

Title:_____________________                    Title:_______________________

Dated:____________________                     Dated:_________________


LIQUID AUDIO JAPAN, INC.

By: _____________________

Title: _____________________

Dated: ____________________